Exhibit 2.8

Notice to U.S. Investors

The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

ENGLISH TRANSLATION OF ITALIAN ORIGINAL

PRESS RELEASE

TELECOM ITALIA MEDIA: SHAREHOLDERS' MEETING HELD

2014 Financial Statements Approved

Report on Remuneration Approved

Plan for Merger by Incorporation into the parent company Telecom Italia Approved

Rozzano (MI), 30 April 2015

The ordinary and extraordinary session of the Telecom Italia Media Shareholders' Meeting met today chaired by Severino Salvemini.

In the ordinary session the Shareholders' Meeting

•	examined and approved the Financial Statements for the year 2014 resolving to carry forward the loss of 4,770,995.02 euros;

•	approved the first section of the Report on Remuneration pursuant to Art. 123-ter of Legislative Decree no. 58/1998.

In the extraordinary session the Shareholders' Meeting

•	approved the Merger Plan for the incorporation of Telecom Italia Media into the parent company Telecom Italia, which provides for the application of the following exchange ratios:

✓	0.66 Telecom Italia ordinary shares, without a par value, for each Telecom Italia Media ordinary share;

✓	0.47 Telecom Italia savings shares, without a par value, for each Telecom Italia Media savings share;

The shares allocated in exchange will have the same date of dividend entitlement  as the ordinary and savings shares of Telecom Italia S.p.A. in circulation on the actual date of the merger, all without a par value.

As provided for in the merger plan, the accounting and fiscal effects will start from 1 January 2015, while the merger operation is planned to take effect for statutory purposes in the third quarter of 2015.

The merger operation incorporates the idea that ordinary and savings shareholders of Telecom Italia Media shall have the right of withdrawal in accordance with Art. 2437, subsection 1, letter a) of the Italian Civil Code

Therefore holders of ordinary shares in Telecom Italia Media who do not vote in favour of the relative resolution and holders of savings shares in Telecom Italia Media shall have the right to withdrawal as a consequence of the change made to the corporate purpose as a result of the merger in Telecom Italia.

The exit price for duly withdrawn shares will be

✓	1.055 euros for each ordinary share;

✓	0.6032 euros for each savings share,

corresponding, as envisaged by applicable legislation, to the arithmetic mean of the share closure prices for the six months prior to publication of the notice convening the shareholders' meeting of Telecom Italia Media called to approve the Merger operation; said notice was published on 19 February 2015.

The right to withdraw may be exercised for a period of fifteen days after the recording of the shareholders' resolution on the merger in the business registry. The methods and terms for exercising the right to withdraw, the effectiveness of which shall in any case be subordinate to the effectiveness of the merger, shall be published with the procedures of the law and made available on the website www.telecomitaliamedia.it.

Telecom Italia
Press Office
+39 06 3688 2610
http://www.telecomitalia.com/media

Telecom Italia Media
Investor Relations
+39 06 35598278

http://www.investor.telecomitaliamedia.it